Exhibit 99.10

JOINT FILING AGREEMENT JOINDER

WHEREAS, Newcastle Partners, L.P., a Texas limited partnership, Newcastle Capital Group, L.L.C., a Texas limited liability company, Newcastle Capital Management, L.P., a Texas limited partnership, Mark E. Schwarz and Clinton J. Coleman are party to a Joint Filing Agreement dated as of June 26, 2003, as amended (the “Agreement”), with respect to Bell Industries, Inc., a California corporation (the “Company”);

WHEREAS, BI Holdings, L.P. (the “New Member”) wishes to join as a party to the Agreement.

NOW, IT IS AGREED, as of the 31st day of October 2008 by the undersigned:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the New Member agrees to the joint filing on its behalf of statements on Schedule 13D with respect to the securities of the Company to the extent required under applicable securities laws.  The New Member agrees to be bound by the other terms of the Agreement, the terms of which are incorporated herein and made a part hereof.

IN WITNESS WHEREOF, the undersigned has caused this Joint Filing Agreement Joinder to be executed as of the day and year first above written.

BI HOLDINGS, L.P.

By:	Newcastle Capital Management, L.P., its general partner

By:	Newcastle Capital Group, L.L.C., its general partner

By:	/s/ Mark E. Schwarz
Mark E. Schwarz, Managing Member